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                                                                    EXHIBIT 10.2

                                   MEMORANDUM

FROM: Stephen Greenberg

TO: Bruce D. Shoulson

RE: Employment Agreement

Dated: December 10, 2002

         This is to confirm that, with the approval the Board of Directors, this Memorandum shall serve to amend your Employment Agreement dated January 8, 2001 as follows:

         1. Effective January 1, 2003, your annual base salary shall be increased to $260,000.00.

         2. In the event of the termination of your employment for any reason, other than cause or your resignation without cause, you and your eligible dependents shall continue to receive all Welfare Benefits provided for in your Employment Agreement until at least August 12, 2005.

         3. In the event of the termination of your employment for any reason, other than cause or your resignation without cause, the period during which your options shall be exercisable shall be extended until the fourth anniversary date of termination.

         4. You shall report directly to the Chief Executive Officer of the Company.

         For purposes of this Agreement, your failure to agree to or the Company's failure to offer the extension of the term of your employment shall not be deemed to be a termination for "cause" or a "resignation without cause".

         Except as specifically provided for herein, the terms of your Employment Agreement of January 8, 2001 are hereby ratified and confirmed and remain in full force and effect.

                                          Net2Phone, Inc.

                                          By: /s/ Stephen M. Greenberg
                                             ------------------------------
                                          Stephen M. Greenberg, CEO

         Agreed:
         /s/ Bruce D. Shoulson
         --------------------------
         Bruce D. Shoulson